Exhibit 4.1


                           CERTIFICATE OF DESIGNATION
                                       OF
                         RELATIVE RIGHTS AND PREFERENCES
                                       OF
                           SERIES "D" PREFERRED SHARES
                                       OF
                                  REALCO, INC.

         Pursuant to the provisions of the New Mexico Business Corporation Act, the undersigned corporation, Realco, Inc., hereby establishes a series of preferred shares designated as SERIES "D" PREFERRED SHARES:

         FIRST: The name of the corporation is REALCO, INC.

         SECOND: The following resolution was duly adopted by the Board of Directors of the corporation on February ____, 2001, as prescribed by the New Mexico Business Corporation Act, by the affirmative vote of directors sufficient for adoption of such resolution, establishing and designating from the corporation's authorized preferred shares that are currently undesignated as to series, a series of preferred shares designated as SERIES "D" PREFERRED SHARES, and fixing and determining the relative rights and preferences thereof:

         WHEREAS, pursuant to Part IV of Article IV of the corporation's Articles of Incorporation, the corporation has authority to issue Five Hundred Thousand (500,000) shares of preferred shares with no par value, and all of said preferred shares are currently unclassified as to rights and preferences (all preferred shares previously classified as to rights and preferences having been reacquired by the corporation and added to the preferred shares authorized by
Part IV of said Article IV); and

         WHEREAS, pursuant to Part IV of Article IV of the corporation's Articles of Incorporation, the corporation's Board of Directors may divide the authorized but unclassified preferred shares into series and fix the relative rights and preferences of any series so created:

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         IT IS HEREBY

         RESOLVED, THAT THE CORPORATION'S BOARD OF DIRECTORS HEREBY ESTABLISHES A SERIES OF PREFERRED SHARES DESIGNATED AS THE CORPORATION'S SERIES "D" PREFERRED SHARES, CONSISTING OF FOUR HUNDRED EIGHTY FOUR THOUSAND (484,000) OF SUCH PREFERRED SHARES AND HAVING THE FOLLOWING RIGHTS AND PREFERENCES:

(A)      Voting Rights.

         Each share of Series "D" Preferred Shares shall have one vote on all matters submitted to the shareholders. No holder of any shares of the corporation's Capital Stock shall have any cumulative voting rights.

(B)      Preemptive Rights.

         No holder of shares of any class of Capital Stock shall be entitled as such, as matter of right, to subscribe for, purchase or receive any part of any class whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

(C) Dividends, Liquidation Right and Preference, Adverse Actions and Conversion Rights.

                  (1) Dividends. Shares of Series "D" Preferred Shares shall be entitled to mandatory quarterly cash dividends out of any funds legally available therefor, at the rate of $0.135 per share per quarter (adjusted to take into account stock splits, combinations and other similar transactions affecting the Series "D" Preferred Shares). Such dividends shall be payable quarterly on January 31, April 30, July 31 and October 31 in each year, commencing January 31, 2002. Such dividends shall accrue on each share from and after the date of its original issue, and shall accrue from day to day, whether or not declared. Such dividends shall be cumulative; if such dividends in respect of any previous or current quarterly dividend period shall not have been paid or declared at the quarterly rate specified above and a sum sufficient for the payment thereof set apart, the deficiency shall first be fully paid or set apart before any dividend shall be paid


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


         on or set apart for the Common Stock or any other series of preferred shares. Any accumulated but unpaid dividends on the Series "D" Preferred Shares shall bear interest at the rate of eight percent (8%) per annum from the scheduled payment date until actually paid. In the event that funds legally available for payment of dividends are not sufficient to satisfy the stated cumulative dividend on the Series "D" Preferred Shares (or on the Series "D" Preferred Shares and any other series of preferred shares of the corporation having a stated dividend), the holders of the Series "D" Preferred Shares (or of the Series "D" Preferred Shares and any other series of preferred shares of the corporation having a stated dividend) will share ratably in the dividend (in the case of two or more series having a stated dividend, the holders of each series shall share ratably on the basis of its relative stated dividend). Holders of the Series "D" Preferred Shares shall be entitled to payment in cash of all accrued but unpaid dividends existing at the time of a conversion of the Series "D" Preferred Shares pursuant to the terms of this Certificate of Designation if such conversion occurs on or after October 1, 2001; provided, however, that notwithstanding anything herein to the contrary, holders of the Series "D" Preferred Shares shall not be entitled to payment of any accrued but unpaid dividends existing at the time of a conversion of the Series "D" Preferred Shares if such conversion occurs before October 1, 2001, and the right of the holders of Series "D" Preferred Shares to such accrued but unpaid dividends shall be extinguished by such conversion.

                  (2) Liquidation Right and Preference. In the event of the liquidation, dissolution or winding up of this corporation, whether voluntary or involuntary, or in the event of the sale of all or substantially all of its assets to another corporation, the holders of Series "D" Preferred Shares shall be entitled to receive in cash, out of the assets of this corporation, an amount equal to the greater of
         (a) $4.3125 per share (adjusted to take into account stock splits, combinations and other similar transactions affecting the Series "D" Preferred Shares) for each outstanding Series "D" Preferred Share, plus


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


         all accumulated but unpaid dividends, or (b) three times the amount payable with respect to a share of Common Stock (assuming that all preferred shares had been converted to Common Stock) (the greater of such amounts being the "Liquidation Preference"), before any payment shall be made or any assets distributed to the holders of Common Shares or any other class of shares of this corporation ranking junior to Series "D" Preferred Shares. In the event this corporation effects a merger or consolidation with another corporation and the shareholders of this corporation immediately prior to such merger or consolidation own less than fifty percent (50%) of the equity of the combined entity immediately after such merger or consolidation becomes effective, each holder of Series "D" Preferred Shares shall, at its option exercisable by written notice to this corporation within fifteen (15) days after receipt from this corporation of written notice of such transaction, be entitled to receive, on a priority basis, cash, securities or other property payable or issuable in such transaction with a value equal to the per share Liquidation Preference for each outstanding Series "D" Preferred Share before any payment or distribution shall be made to the holders of Common Shares. If, upon any liquidation, dissolution or winding up of this corporation or the sale by this corporation of all or substantially all of its assets or such consolidation or merger, the assets of this corporation are insufficient to pay such per share Liquidation Preference, the holders of such Series "D" Preferred Shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled. Following such payment to the holders of Series "D" Preferred Shares upon such liquidation, dissolution, sale, reorganization, consolidation or merger, the Series "D" Preferred Shares shall be canceled on the books and records of the Company and shall not thereafter be considered issued or outstanding for any purpose.

                  (3) Adverse Actions. Without the affirmative vote of the holders (acting together as a class) of at least a majority of the Series "D" Preferred Shares at the time


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


         outstanding given in person or by proxy at any annual meeting, or at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting, this corporation shall not:

                           (a) authorize or issue (i) additional Series "D"
                  Preferred Shares or (ii) shares of stock having a priority over the Series "D" Preferred Shares or ranking on a parity therewith as to the payment of dividends or as to the payment or distribution of assets upon the liquidation or dissolution, voluntary or involuntary of this corporation;

                           (b) declare or pay any dividend or make any other
                  distribution on any shares of Capital Stock of this corporation at any time created and issued ranking junior to the Series "D" Preferred Shares with respect to the right to receive dividends and the right to the distribution of assets upon liquidation, dissolution or winding up of this corporation (hereinafter called "Junior Stock"), other than dividends or distributions payable solely in shares of Junior Stock, or purchase, redeem or otherwise acquire for any consideration (other than in exchange for or out of the net cash proceeds of the contemporaneous issue or sale of other shares of Junior Stock), or set aside as a sinking fund or other fund for the redemption or repurchase of any shares of Junior Stock or any warrants, rights or options to purchase shares of Junior Stock; or

                           (c) alter or amend the rights or preferences of
                  Series "D" Preferred Shares as stated in this Certificate of Designation.

                  (4) Conversion Rights.

                           (a) Mandatory Conversion. Upon the "Requisite Vote"
                  (as defined below) of the holders of the corporation's Capital Stock, each Series "D" Preferred Share shall be converted into three (3) shares of the corporation's Common Stock (adjusted to take into account stock splits, combinations and other similar transactions affecting the Common Shares or the Series "D" Preferred Shares). "Requisite Vote" means the affirmative vote, given in person or by proxy at any annual meeting, or at a special meeting called for that purpose, or, if permitted by law, in writing without a meeting, of holders of the corporation's Capital Stock representing at least a majority of the voting power of the corporation present and entitled to vote thereon (excluding for all such purposes the Series "D" Preferred Shares, which shall not be entitled to vote on such proposed conversion). The effective date of such conversion shall be twenty-one (21) days after the date on which the Requisite Vote occurs, and all Series "D" Preferred Shares shall be automatically converted to Common Shares upon the effective date, without any action on the part of the holders of Series "D" Preferred Shares.

                           (b) No Optional Conversion Rights. Holders of Series
                  "D" Preferred Shares shall have no option to convert the Series "D" Preferred Shares into Common Shares in the absence of a Requisite Vote, and shall have no option to retain Series "D" Preferred Shares after a Requisite Vote occurs.

                            (c) Definition of Common Shares. As used in this
                  subsection, the term "Common Shares" shall mean and include this corporation's presently authorized Common Shares and shall also include any capital stock of any class of this corporation hereafter authorized which shall have the right to vote on all matters submitted to the shareholders of this corporation and shall not be limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon the voluntary or involuntary liquidation, dissolution or winding up of this corporation; provided that the shares receivable pursuant to conversion of Series "D" Preferred Shares shall include shares designated as Common Shares of this corporation as of the


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


                  date of issuance of such Series "D" Preferred Shares, or, in the case of any reclassification of the outstanding shares thereof, the reclassified Common Shares.

(D)      No Redemption Rights.

         The corporation shall have no right to redeem all or any part of the Series "D" Preferred Shares. The holders of Series "D" Preferred Shares shall have no right to require the corporation to redeem all or any part of the Series "D" Preferred Shares.

(E)      Cancellation of Previously Issued Shares.

         Any shares of this "D" Series of preferred shares that after having first been validly issued are reacquired by the corporation through conversion, redemption or otherwise shall, immediately upon such reacquisition cease to be authorized shares of Series "D", but shall become an addition to the Preferred Shares authorized by Part IV of Article IV.

                                     * * * *


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


         IN WITNESS WHEREOF, the undersigned have executed this Certificate of Designation on this ____ day of February, 2001.

                                       REALCO, INC.


                                       By:
                                           --------------------------------
                                              James A. Arias, President


                                       By:
                                           --------------------------------
                                              _____________, Secretary


         Under penalty of perjury, the undersigned declares that the foregoing document was executed by Realco, Inc. and that the statements contained therein are true and correct to the best of his knowledge.

                                           --------------------------------
                                              James A. Arias, President


                                           --------------------------------
                                              _____________, Secretary


STATE OF NEW MEXICO     )
                        ) ss.
COUNTY OF BERNALILLO    )

         Subscribed and sworn to before me this ______ day of February, 2001, by James A. Arias and _________________________, known by me to be the President and Secretary of Realco, Inc.

                                           --------------------------------
                                                    (Notary Public)

My Commission Expires: ___________________


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